STAAR SURGICAL, #4531978

STAAR SURGICAL FIRST QUARTER 2012 FINANCIAL RESULTS CONFERENCE CALL

May 2, 2012, 4:30 PM ET

Chairperson: Doug Sherk (Mgmt.)

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the STAAR Surgical First Quarter 2012 Financial Results Conference Call. During today's presentation, all participants will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one, on your touch-tone phone. If you’d like to withdraw your question, press the star, followed by the two. And if you are using speaker equipment today, it will be necessary to lift your handset before making your selection. Today's conference is being recorded, May second, 2012. I would now like to turn the conference over to Doug Sherk. Please go ahead.

Doug Sherk:	Thank you, Operator, and good afternoon, everyone. Thank you for joining us for the STAAR Surgical conference call and webcast to review the Company's financial results for the first quarter, which ended on March 30th, 2012. The news release announcing the first quarter results crossed the wire about a half an hour ago, and is available at STAAR's website at www.staar.com. Today's call is also being broadcast live via webcast. In addition, a slide presentation will accompany remarks by management. To access both the webcast and the presentation slides, go to the Investor Relations section of STAAR's website at www.staar.com. If you're listening via telephone to today's call, to review the accompanying presentation slides, navigate to the live webcast, as I've just reviewed, and choose the “No Audio / Slides Only” option to review the slides in conjunction with the live conference call. We have arranged for a tape replay of this call, which may be accessed by phone. A replay will become available approximately one hour after the call's conclusion, and will remain available for seven days. In addition, an (inaudible) replay and slides will be available on the STAAR website.

Before we get started, during the conference— during the course of this conference call, the Company will make forward-looking remarks and statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes any projections of earnings, revenues, sales, profit margins, cash or other financial statements; any statements about plans, strategies or objectives of management for future operations, or prospects for achieving such plans; any statements concerning proposed new products, including expectations— excuse me, including expectations for success of the ICL or other products in the U.S. or international markets, governmental approval of new products or other future actions of the FDA or other regulators; any statements regarding expectations for the success of our products in the U.S. and the international market; the outcome of products research and development or any clinical study; any statements regarding future economic conditions or performance, the size of market opportunities; statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this conference call, and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks are described in the Safe Harbor statement in today's press release, and in the Risk Factors section of our annual report on Form 10-K. Investors or potential investors should read these risks. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

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In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and basic and diluted net income per share information that excludes manufacturing consolidation expenses, gains on foreign currency, fair market value adjustments for warrants and stock-based compensation expense. We believe that these non-GAAP numbers provide meaningful supplemental information are— and are helpful in assessing our historical and future performance. A table reconciling the GAAP information to the non-GAAP information is included in our financial release, and in our slides presentation.

Now, I'd like to turn the call over to Barry Caldwell, President and Chief Executive Officer of STAAR Surgical.

Barry Caldwell:	Thank you, Doug. And good afternoon, everyone. Thank you for joining us today for our review of the first quarter 2012 results. With me today on the call is Deborah Andrews, our CFO. I'll begin with an overview of the quarter, particularly on the revenue side, and how we stacked up against our key metrics for 2011. Deborah will provide a more detailed look at our first quarter financial results and progress in our manufacturing consolidation project. Then I'll provide additional color around some of the operational highlights during the quarter, including major conferences and technology updates, as well as upcoming investor activity. Following our formal remarks, Deborah and I will be happy to take your questions.

We've made a lot of progress during the first quarter, though not all of that progress is reflected in the revenue results we issued this afternoon. We need to dig down into the results to help you understand them better, which we will be doing this afternoon. Also please remember that our key metrics are set on an annual basis; and, as a result, early in the year, the targets are more challenging. Obviously the results for each quarter are not going to be exactly the same throughout the year, as we do generally see improvement during the year. Our first quarter start this year is very similar to our start in the first quarter of last year. Okay, let's get into the results.

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We missed during the quarter on our first two key metrics of overall revenue growth and Visian ICL growth. We reported a 4.4% increase in revenue in the first quarter. The growth was driven by a 25% increase in the Visian ICL sales, which is short of our 32% growth target. This was offset by declines in our IOL sales and other sales. IOL revenues declined by 11% or $800,000; and the other category, which we've been signaling would be on the decline, did in fact decline this quarter by nearly $300,000 or 34%.

Our performance for the first quarter of 2012 is very similar to the experience we had in the first quarters of last year, as you can see by the measurement report card on our key metrics throughout the year. Last year we generated an 18% increase in ICLs during the first quarter, against our metric of 25% at that time; and we reported an 8% increase in total revenues against our metric at that time of double-digit increase. Despite that slow start last year, we raised the bar on both these metrics at midyear, and we exceeded those raised bars, as you can see, for each quarter thereafter and the full year.

Based on the expected ramp from further V4c ICL penetration and approval in additional markets as well as the introduction of the nanoFLEX and nanoFLEX Toric IOLs in Europe, we remain confident that we will achieve our 2012 metrics for growth on both the total revenue side and the ICL revenue side. As a reminder, those metrics are total revenue growth for 2012 of 15% and ICL revenue growth in excess of the 32% generated last year.

Okay. Now let's look at the other three metrics for the year, before we get deeper into the revenue results. Deborah will add more detail to these results in a few minutes.

Our third metric is to achieve continuous expansion of our gross margin percentage, and to reach 71% for the full year, as compared to 67.5% in 2011. Well, we hit a key milestone this quarter, as our gross margin was 20— or 70.3%, which is a 550 basis point improvement over the first quarter of last year, and a 50 basis point improvement over fourth quarter of last year. This is our highest level of gross margin percentage in 14 years.

Next, on a GAAP basis, our net income for the quarter was $0.01 per diluted share. That's the same as last year. And on a non-GAAP basis, adjusted net income was $0.04 per diluted share, as compared to $0.01 during Q1 2011.

Finally, we were able to execute our expected progress, and more, on our manufacturing consolidation project, while maintaining the same excellent level in meeting customer demands and product quality.

Okay. Back to ICL sales. Let's look a little deeper into those during the first quarter. As you can see on this quarterly graph of revenues, it continues to look very good. ICLs grew 25% in the quarter, as compared to 18% in the first quarter of 2011. The highlight of ICL growth continues to come from the Asia-Pacific region, demonstrated by 50% growth in ICL sales during the quarter. Also, as you can see, in our expanded 11 markets on which we're focused – remember last year that was only 10 markets – we had ICL growth of 30% in those 11 targeted markets.

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So now let's take a look at the four key markets within the Asia-Pacific region. First let's look at Japan. Our ICL sales in Japan are now larger than in India, though we got ICL approved in Japan, as you recall, in 2010 and the Toric approved in 2011, as compared to India got those approvals at four year earlier time frame. Japan's growth for the quarter was 93%. India also had a good quarter, with 47% growth during the quarter. China, the third market, continues to exhibit game-changing ICL growth rates. You may recall ICLs doubled in 2010 and they grew last year, in fact they grew by 94% last year in 2011. Well, during the first quarter this year, they again doubled, as ICLs grew 110%. Korea continues to shine, as they've showed excellent growth, despite their market share level being in the 13 to 14% range for all refractive procedures, ICL growth was 37% during the quarter.

Our ICL growth in Europe during the quarter was unusually slow, though a lot of progress was made in the region. ICL sales only grew 2% during the quarter, and there were a few factors to consider. First of all, during March of last year we introduced the V4c. You'll remember that's the expanded range. So our stocking distributors in Europe, which is mainly Spain and Germany, had to buy in or stock in inventory of those expanded or new ranges. So the comparable was a little tougher for us in the first quarter because of that. Also, the World Ophthalmology conference was held in February in Abu Dhabi, and that did reduce refractive procedures overall, particularly in the Middle East. That meeting was not held in 2011. And then we did have two fairly large ICL orders for the European region which were held on the dock at the end of the quarter for a couple of limitations in terms of not being able to ship those. Those orders have now shipped, and those orders would have added another 6% overall in the growth rate of the region.

In North America, ICL sales grew 4%; that's pretty much as expected. Civilian sales in the U.S. increased 6%, which is good to see. Our military sales continue to decline, and that was at a rate of 34%, and that's due to ICL surgeon deployment and retirement. We do expect to see growth return to the military segment the second half of 2011.

Now to IOL sales. As I said, they declined 11% or nearly 800,000 during the quarter. Well approximately one half of the decline was attributable to the distribution model change in Australia, which occurred during the first quarter of last year. You may remember that we sold our IOL inventory to our new distributor during the first quarter of last year, which creates a revenue comparison unrelated to actual demand in the region. We also saw an unusual decline in Japan. We had a 7% or $221,000 decline in IOL sales in Japan. Over the years there have been various waves of aggressive pricing in Japan; in the last few months we've seen this from competitors. However, our average sign (ph) price in Japan actually did increase during the quarter. We really don't have the insight at this point in time as to whether cataract procedures in Japan were up or down during the quarter. And though I'll point out it's only the first month of the second quarter, we have seen a return to growth of IOLs in Japan, as IOL sales grew 6% during the month of April.

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In the U.S., the decrease in lower-priced silicone IOL sales were not offset by gains from nanoFLEX or Toric IOLs.

Our overall first quarter performance was good, though we've got a lot of work to do to finish the year as well as we did in 2011. Overall Visian ICL growth of 25%, and 30% in our top 11 focus markets, is a good start; and like last year we would expect the first quarter to be the slowest growth rate. We had some challenges in the IOL business during the quarters, but we do see growth returning. We reiterate our confidence in achieving all five metrics for the entire year.

Now I'd like to turn the call over to Deborah for a more thorough insight into the first quarter financial highlights.

Deborah Andrews:	Thanks, Barry. Good afternoon, everyone. Today I'll be focusing my comments on the key financial results, overall results, gross margin expansion, GAAP net income and adjusted net income, and cash. I will close with an update on the manufacturing consolidation expenses and progress.

First let's review the first quarter 2012 P&L. As Barry discussed, total revenues increased by 4.4% to 15.5 million. Our gross profit dollars increased by 13%, as our gross margin percentage crossed the 70% threshold to 70.3%. Operating expenses, excluding our consolidation project, increased by 8%.

As we'll see in the non-GAAP analysis, 332,000 of the 781,000 increase in expenses related to non-cash stock-based compensation. Though we issued the same number of stock options during the quarter last year, the expense increased due to the significantly improved stock price we've seen as compared to last year. Operating expenses on a GAAP basis increased by 13% year over year.

Our operating income increased by 34%. Other income was 200,000 below that of prior years, due to a 300,000 decrease in currency exchange gains. Our tax provision rate was at 50%, the same as last year. On a GAAP basis, net income was $0.01 per share, also the same as last year.

Our gross profit margin continued to increase, expanding for the sixth consecutive quarter. Our leverage is evident in the results, with 193% of our sales increase, or 1.3 million (inaudible) gross profit for the quarter. The 70.3% gross margin was a 550 basis point improvement over prior year, and represents our highest gross margin percentage in 14 years. The gross margin improvement is primarily due to improved ICL mix and improved ICL and IOL manufacturing costs. ICL revenue increased 25% in Q1 and represented 56% of total sales, compared with 46% in the first quarter last year and 55% in the fourth quarter of 2011.

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On a dollar basis, ICL sales grew by 27%, and Toric ICL sales grew 22%. This slight mix change in ICL versus TICL resulted in a 1% decline in price. Overall ICL gross margins for the quarter were 85%, as compared to 84% during Q1 2011. Though IOL sales declined, we did experience a gross margin expansion in all five categories of IOLs we offer. Overall, IOL gross margins were 60%, which was a 200 basis point improvement over the 58% in Q1 of 2011.

Finally, our other sales category, we've been— as we've been signaling, decreased by 300,000 during the quarter. We anticipate this category will continue to decline in the next few quarters. This is low-margin business, and the decrease will continue to have a favorable impact on our gross margin.

To provide investors with a better basis on which to compare results and understand our business, we're also reporting net income on an adjusted basis which excludes the manufacturing consolidation expense, gains on foreign currency transactions, fair value adjustment of warrants, non-cash stock-based compensation expense. Excluding these items, adjusted net income for the quarter was 1.4 million, or $0.04 per diluted share, compared to an adjusted net income of 313,000 or $0.01 per diluted share in the first quarter of 2011. This non-GAAP financial measure was filed with our press release today in the accompanying tables.

We ended the first quarter with 16.4 million in cash, cash equivalents and restricted cash on the balance sheet. This compares to 16.7 million of cash at the end of Q4 2011, and 10.4 million at the end of Q1 2011. We have 437,000 in cash for operating activities in the first quarter, reflecting growth in inventories to increase our safety stock, and the payment of payables to associated with the manufacturing consolidation.

Key events during the quarter regarding the consolidation project include a project team schedules, facility modifications and capital purchases are well underway. We received regulatory approval to ship preloaded silicone IOLs from the U.S. to Japan three months earlier than expected. We expect to be shipping all preloaded silicone IOLs to Japan in Q3 2012, and we also expect to get first market approval to ship Visian ICL outside of the U.S. during the first quarter of 2013.

As we've said before, we estimate the total cost of the manufacturing transition project, including expenses incurred in 2011, to be approximately 6 million, and we expect to spend another 2.4 million on capital, much of which will likely be financed through capital leases. During 2012 we expect to spend approximately 2 to 2.5 million for the project, and 2 million for capital. The balance of the spending will be incurred in 2013 and possibly a small amount in 2014, when we anticipate the transition will be completed.

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As we've discussed, STAAR has the opportunity to realize substantial future benefits from this transition, specifically improving our cost of goods and creating a more favorable tax structure. Once the manufacturing consolidation is fully implemented, we believe we can improve gross margins to the mid to high 70% range. The consolidation, including the impact of our tax strategies, will result in anticipated savings exceeding 100 million for the aggregate period of 2014 to 2021.

That concludes my comments. Now I'd like to turn the call back over to Barry.

Barry Caldwell:	Great. Thank you, Deborah.

Before I get started on closing comments, let me go back and clarify one comment I made earlier, and that is in regard to the two stocking countries in Europe, with the prior year comparisons. That was for the V4b, not the V4c. I think I said the “c”, I'm so used to saying the “c” now. The “b” was the expanded range, and that's why they had to add the inventory, because those power ranges were not available to (inaudible).

So, let's go to key ophthalmic conferences that we attended. During the first quarter, we had a strong presence at two of the leading annual conferences for ophthalmologists, the World Ophthalmology Congress in Abu Dhabi and the American Society for Cataract and Refractive Surgery, or the ASCRS, conference in Chicago. Our presence at both meetings was significant for STAAR technology. Through demonstrations at our booth, an increased number of clinical presentations by leading surgeons, and STAAR sponsored symposiums, we actively reached out to hundreds of ophthalmologists worldwide to demonstrate the benefit of our Visian ICL and premium IOL lenses. The response has been overwhelmingly positive, and we're confident that the expanded launch of our product in markets where they have been approved will gain significant traction and generate strong revenue growth in the months ahead.

Now let's take a look at some key technology developments which occurred during the quarter, which will help us the rest of the year and in the future years. You may recall that we did license some technology last year from a European company to assist in our goal to preloading the Collamer lenses. This has not been done before. During the quarter, we're very proud to say that our engineers were able to develop some improvements which are very exciting and allow us to get to our objective. We now believe we've got the pathway for the ICL in a preloaded delivery system. We also believe that some of the improvements made by our engineers during the quarter may result in additional patents for STAAR on this technology. We were able to demonstrate the technology to several key surgeons during the ASCRS meeting, and the feedback was very good, and even better than we expected.

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We remain on track to submit our application for CE mark before year end, for the preloaded V5 ICL. This technology is important because it will help reduce procedure time for the ICL procedure and make the delivery of the ICL into the eye consistent each and every time. It will also make the procedure easier for both the surgeon and the scrub nurse, as well as reduce administrative costs for us. The next step, now, will be to apply this technology to our nanoFLEX IOL and our new nanoFLEX Toric IOL, so these lenses can be preloaded in future as well.

Next. Though we've been saying that we would start the pre-marketing launch of the nanoFLEX Toric IOL during the first quarter–or second quarter –of this year, we or at least I had been hoping we'd be able to do that during first quarter. Well, that didn't happen, and we're now planning to do that during the second quarter. This is a new product for us and we believe that the clinical results will rival the other technologies in the market. The market for these type IOLs is about 700,000 per year at an average selling price of $450. We've also been struggling with a consistent delivery of the IOL in our new KS-SP IOL for Japan and Europe. This is a preloaded single piece acrylic lens. This product already has regulatory approval in these markets, and during the quarter our engineering team in Japan was able to finally resolve these issues, and we can now move this product to the manufacturing side so we can start commercialization.

Finally I'd like to reiterate our confidence in meeting our targets for the year; and just to remind you quickly, those five targets are revenue growth of 15%, growth of the ICL in excess of 32%, continuing to expand quarter by quarter our gross margin so we achieve 71% for the full year, be profitable for each quarter in the full year, and to manage the manufacturing consolidated project so that there is no disruption to our customers or any compromise in our product quality.

Before I turn the call over for your questions, I'd like to mention, we will be participating in several upcoming investor conferences and in events in which investors can attend. First, next week in Boston, May 8th, we'll be at the Deutsche Bank Health Care Conference. The following week we'll have our annual shareholders' meeting on May 14th here in Monrovia; that's at 8:30 a.m. and you're welcome to attend. The following week, May 23rd, we'll be at the B. Riley Conference in Santa Monica, California. We'll also, the week after, be at the One-on-One conference sponsored by Benchmark, that's May 31st in Milwaukee. And then the following week, June 7th, we'll be in New York City for the Jefferies Global Healthcare Conference. And June 27th, later in that month, we're planning the non-deal (ph) road show in Zurich with Canaccord Genuity.

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And with that, we're ready to take your questions. Operator, could you please open the line?

Operator:	Certainly. Ladies and gentlemen, at this time we will begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one, on your touch-tone phone. If you'd like to withdraw your question, press the star, followed by the two. And if you're using speaker equipment today, it will be necessary to lift your handset before making your selection.

And our first question comes from the line of Joanne Wuensch with BMO Capital Markets. Please go ahead.

Jake:	Good evening. This is Jake (ph) in for Joanne. Thanks for taking the call.

Barry Caldwell:	Hi, Jake, how are you?

Jake:	I'm very well, thank you. Just—in terms of the sales and marketing additions that you talked about a bit on the last call, we were wondering how that was proceeding. And if you could talk a little about it and give a little color on how the selling model is, with your adding new territories, making them smaller, that kind of thing, and how long it takes for the rest to become productive.

Barry Caldwell:	Good. As we said earlier in the year, we're adding 16 individuals in our sales and marketing area. Locations where we've been able to add so far has been one in Latin America, one in the Middle East, one in Italy, two in the U.S. The rest of the openings, we're still in the middle of recruiting. Generally, though, Jake, these are not situations where we are narrowing territories. The only case that would be in the U.S., but generally what we're doing is replacing an independent rep with a direct rep. Outside the U.S. is adding to our support team for our distributors, so when we add in China, India, Spain, we're adding support for our distributors. In some other markets, like Italy, that's our 11th targeted market and so—market that we just added this year, so we put an individual there to add support. So we aren't running into the issue where the expansion is causing, you know, territories to get smaller or potentially commissions or motivations to get smaller in that regard.

Jake:	Very good. Thanks. And then, just on the nanoFLEX Toric, I believe you had talked about, awhile back, you were looking to get into the U.S. in the second half? Is that still on track?

Barry Caldwell:	No, no no, I don't think we've put any—I have learned my lesson in terms of the FDA and trying to predict. In terms of nanoFLEX Toric in the U.S., we've been in discussions with the FDA regarding the protocol for just proving that a Collamer single piece lens doesn't rotate in the eye; that's what they've asked for. So we've been in negotiations with them for what that protocol would look like. And once we get the protocol approved, it shouldn't take long, in terms of getting these results three, six months at the most, because you're going to see any rotation early on.

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Jake:	Thank you very much.

Barry Caldwell:	Thank you.

Operator:	Thank you. Our next question comes from the line of Chris Cooley with Stephens. Please go ahead.

Chris Cooley:	Thank you for taking the question. Can you hear me okay?

Barry Caldwell:	Hi, Chris, yes.

Chris Cooley:	Super. Want to touch base on the ICL in the quarter, and I understand that you had, you know, some stocking orders in the prior year at a conference. But even though, and with the orders on the dock, I think you said it would have been closer to 6% growth in Europe. That still seems a little bit soft versus, you know, the kind of momentum you had in building in that market, especially with the “b” being available in that space. Could you talk about some of the initiatives that give you confidence that you can see an acceleration in the European market as we move forward? And similarly, maybe contrast that with versus what you've seen with very very strong growth in the Asia-Pac market. And I have just one quick follow-up. Thank you.

Barry Caldwell:	Sure. In Europe, yes, it was unusually slow during the quarter, as I tried to point out. We were a little bit surprised by that; on the other hand, we were excited about higher than anticipated growth in the Asia-Pacific market. But with the V4c, we are rolling that out, as you recall, through the first two months we were at 44% penetration; at the end of the first quarter we were at 58% penetration. We did in—there are two markets in Europe in which we do stock inventory, or our distributor stocks; that's mainly Germany and Spain. So we did swap out some of their inventories during the quarter, meaning we took back a “b” for a “c”, and so—but overall, we may have seen, in a few of the countries in Europe, a little bit of decline in refractive procedures during the quarter.

But what we are hearing, and what we saw from our folks who were there attending the conference in Chicago just a week ago, was that, you know, they feel very confident about the second quarter; they're very excited about the V4c. That's one of the things that clearly came out of our Chicago meeting, was the fact that—you know, the V4c, we've now implanted over a thousand of them, there's not been one case where the aqua-port, the port in the center of the lens, did not continue to adequately flow material, or fluid, through the eye. So we're very excited about that.

And we've also had some breakthroughs, you know, in Chicago we had Doctor Bykov (ph) from France, who for a long long time, forever, and by many is considered the father of anterior phakic IOLs, and he spoke at our investor breakfast. He's now using the ICL overall.

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In the Asia-Pacific markets, you know, Japan continues to be strong. Don Todd and I had dinner with Doctor Tomita in Chicago. He's very committed to continuing penetrating his procedures overall in Shinagawa. Optical Express in Japan is doing very well. So we think Japan's on the right track. China just, you know, continues to amaze; double double double, basically, is what we're seeing there. And, you know, we've continued to train, we've continued to add new surgeons. I was just there a few months ago, and we just had some excellent sessions overall with the ICL. Of course, in those markets, as you know, demographically there's a higher percentage of higher myopes, and so that's helped overall in terms of the adoption, I believe, also. But we feel very good overall about these four markets that we highlighted in Asia-Pacific.

Chris Cooley:	Okay. Certainly. And then on the IOL side, you know, it's been a little softer than we've looked for several quarters now. And I realize you've undergone some transition there in the product mix, in the portfolio. And of course with nanoFLEX there, maybe a little bit, maybe a quarter is slower than what you just saw, or anticipated. And believe (inaudible) some heightened price competition as well in Japan. But can you help us think, if you just kind of look to kind of strip it all out and come to the core, you know, the go-forward product offering, what kind of rate of growth are you seeing on both a unit and a revenue basis there? Just trying to think about maybe getting away some of the noise on the side. And then what kind of rate of growth can we expect from that offering once it's effectively up and running, on a go-forward basis?

Barry Caldwell:	Yes, I think (cross-talking)—first of all, not having the KS-SP to market has clearly hurt us in Japan and in Europe. And again, that's the single piece preloaded acrylic lens. So that's why the highlight, from a technical point of view, having solved that issue during the quarter, and why it's important. You know, we do offer a three-piece preloaded acrylic in those markets, and we have been telling our customers and our distributors that single piece is coming, and we haven't gotten it to them yet. So there is a strong, and there has been, a strong sense of urgency for one, solving the problems and then getting the product manufactured so we can start to commercialize. So I think that's going to be, I know that will be a big help in Europe and in Japan. And listening to our sales reps in Japan, that's the first thing I've heard from them was a KS-SP. So now that we've solved it, you know, we can get a clear pathway to get the product to market. Getting the—

And if we look at Japan, if you look at the geographics of our IOL sales, Japan accounts for about half of our total IOL sales, and that's why Japan is so important, it's a good, good gross margin area, and it's, you know, it's been a market we have been able to depend upon. So it's surprising the first quarter was down. That's unusual. It is nice to see the rebound, even though it's only one month into the quarter. But getting that product for Japan and Europe is important. Getting the nanoFLEX Toric for Europe is important, because it allows us to open more markets to the nanoFLEX IOL.

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So the back half of the year, I would expect to see progress from, you know, all three of those products in our markets outside the U.S. In the U.S., we'll continue to focus on our nanoFLEX IOL and our Toric silicone IOL, while, you know, as we—with our lower margin, our lower selling silicone lenses, we've been moving away from that. So we've gotten, we've gotten pretty much of that wiped out. So overall I still—I would continue to say, Chris, that as you look at us, you know, our IOL business should grow 5 to 10% a year for the next two or three years. If we get some upside from the nanoFLEX family in Europe it could be higher, but I think that's a fair way to look at our IOL business.

Chris Cooley:	Okay. Thank you so much.

Barry Caldwell:	Thank you.

Operator:	Thank you. Our next question comes from the line of Bruce Jackson with Northland Securities. Please go ahead.

Bruce Jackson:	Good afternoon, and thank you for taking my question.

Barry Caldwell:	Hi, Bruce.

Bruce Jackson:	So, just to recap on Japan, you're comfortable with the way that the ICL fills, and then you're planning on launching the preloaded acrylic this quarter, is that correct?

Barry Caldwell:	Well first of all, I'm not sure if comfortable is ever a word I'd use in regards to the sale. But I like what I'm seeing in Japan with the ICLs. Now if— with—I’m sorry, your question on preloaded, was that in regards to IOLs?

Bruce Jackson:	Right, so, with the IOLs, you know, talk a little bit about how the new product cadence is going to flow for the rest of the year on the IOL side, starting with the preloaded acrylic

Barry Caldwell:	Preloaded single piece for acrylic. I don't yet have a time frame in terms of when we'll get it to market. Part of the reason I don't at this time is that we have a partner that we deal with on this. As you know, we acquire the material from another manufacturer. They also sell the same product and are preloaded, so we've got to work together on that, and I believe that meeting is in two weeks to put that schedule together. So I would expect to see sales from KS-SP the second half of the year.

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Bruce Jackson:	Okay, and then, do you have an anticipated launch date yet for the nanoFLEX IOL in Japan?

Barry Caldwell:	No, we don't. And that's again another approval necessary through PMDA. So that's something that we are working on in terms of the process. But we—there's no significant movement been yet made in that direction, so I—we don't have an estimate for it.

Bruce Jackson:	Okay. Was the European economy a factor at all with your European sales this quarter?

Barry Caldwell:	Well, it could have been, Bruce, you know, again, procedures seem like first quarter they may have been challenged in Europe, listening to physicians, we don't have any real data on that from a quarterly basis in markets outside the U.S., but, you know, some of the markets continue to be challenged from an economic point of view, Spain being one of those, in particular. But that may have had an impact. It was unusually slow, though. I mean, you know, through—I have to admit though, through other quarters where there's been a lot of economic challenge in Europe, we, you know, we have done well. But this quarter we did not.

Bruce Jackson:	Okay, and then, one question for Deb. Do you see these gross margins continuing to play out for the rest of the year?

Deborah Andrews:	Yes. I do. And looking forward to it, you know, even improving to the 71% that we've talked about as our target. Yes. There was nothing unusual in gross margins during the quarter that would cause an increase like we've seen in other periods.

Barry Caldwell:	Right, and if anything, when you look at our fourth quarter gross margin was 69.8%. There were some things that helped the gross margin fourth quarter …

Deborah Andrews:	Exactly.

Barry Caldwell:	… in terms of inventory reserves at the end of the year, that kind of— being reversed, that kind of stuff. None of that during the first quarter, and we had a very nice movement overall.

One of the things that you're seeing in this other category, too, is that— you know, it's becoming smaller and smaller in revenue, but as Deborah said the revenue we're getting rid of is very low gross margin. So now the other category, from a gross margin perspective, what's remaining there is starting to look pretty attractive.

Deborah Andrews:	Mm hmm.

Bruce Jackson:	Okay, so, would you anticipate that gross margins continue to improve sequentially, quarter to quarter, the same way that they did in 2011?

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Barry Caldwell:	Yes. That's—and that's—the way our metric is, that's exactly the way we mean it, to continuously improve each quarter and to reach 71 for the full year.

Bruce Jackson:	Okay. Thank you.

Barry Caldwell:	Thank you, Bruce.

Operator:	Thank you. Our next question comes from the line of Raymond Myers of Benchmark. Please go ahead.

Raymond Myers:	Excuse me—it’s just that I had to turn my mute off.

Barry Caldwell:	Hi, Ray.

Raymond Myers:	Hi, Barry and Deborah.

Deborah Andrews:	Hi.

Raymond Myers:	I want to ask you about the tax rate. It was 50% in the first quarter, which is a big reduction from the over 70% in the second half of last year. I know that relates to this manufacturing consolidation. Can you give us some visibility to what we should expect the trend in the tax rate to be over the next several quarters?

Deborah Andrews:	Well, you know, I think I said at year end, you know, we're looking for a tax rate in the area of 40 to 45% for the full year. And it really depends on the mix of sales between Switzerland and Japan and the U.S. You know, we pay taxes in Switzerland, so the more profits that—the more profits that is there, the more taxes we pay. And if the mix of sales is different— or of income is different in the U.S. or much lower in the U.S. than Japan, you know, then our tax rate can be higher. So, you know, it's difficult to say, but overall that's our target for the year.

Raymond Myers:	Including the year, approximately how low?

Deborah Andrews:	Well, 40 to 45%.

Raymond Myers:	Well I—what you're saying ...

Deborah Andrews:	How low —you can (cross talking), I’m sorry.

Raymond Myers:	Well, if the full year is going to be 40 to 45% and we started the year at 50% in Q1, how—where do we exit in Q4? (Inaudible)

Deborah Andrews:	Well, you know, obviously it's going to be something lower than 40%. (Cross-talking)

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Deborah Andrews:	Thirty to 35%.

Barry Caldwell:	Maybe not that much lower Ray… (cross talking)

Deborah Andrews:	Thirty five to 40%.

Barry Caldwell:	…considering that, you know, our profit will continue to grow during the year and the larger profits will be in the second half, which will push down that overall percentage.

Raymond Myers:	Well, I guess we'd have to give you a pass on that one.

Deborah Andrews:	Ray, we're not really seeing any benefit from our consolidation project. We won't see that until 2014.

Raymond Myers:	You don't think you'll get any benefit next year?

Deborah Andrews:	Maybe, maybe marginally, but, you know, really the full impact happens when the consolidation is (cross talking).

Barry Caldwell:	You know, as Deborah said in the manufacturing consolidation project, we do expect first quarter of next year to get approval to start shipping some IOLs—ICLs out of the U.S. That's really where we start shifting the profits (ph). So we may start to see some trickle through quarter by quarter. And remember our approach there is to just move model by model, so it won't be some big movement all at once, it'll be kind of continuous through next year.

Raymond Myers:	Okay, well still that sounds positive.

Deborah Andrews:	I mean I think, I think that you'll see a definite improvement, you know, next year versus this year, but ...

Raymond Myers:	Well let me ask you next about the Version 4c. Can you update us on the approval process, particularly in South Korea, Brazil, and other markets, perhaps India, where we were thinking we might get approval relatively soon?

Barry Caldwell:	Right. So, you know, what you're saying and what you're pointing out is that each one of those markets is different. In Korea, as we announced previously, we did get the V4b approved in Korea. We've not introduced the V4b, because we're waiting to see how quickly we can get the “c” approved. Because we just—we'd rather make just one transition instead of two. So the fact we haven't shipped the “b” yet tells you we still feel pretty good, or still don't know about the timing, so we're—and we had meetings during Chicago with our Korean distributor and their clinical specialist, who deals with the Korean FDA, and, you know, we're still in discussions whether or not a clinical would be required in Korea, or whether they'll accept the data we currently have. So that's one we just, you know, we're working on every day, we just don't know.

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China has the V4c lenses to evaluate. They have to go through an evaluation process of the actual lenses. So we're basically on hold there, waiting for—waiting to hear from them, when they have inspected them and approved them and then can discuss a timeline. India, also very— we've given India the data, we're waiting back from them. You know, some of these markets could open up during the quarter, some the second half. China may take until the end of the year, first of next year. It just depends, because they're all different rules, and all work at different time frames.

Raymond Myers:	You didn't mention Brazil. I was wonder—hoping that we might get something relatively soon. Can you update us on Brazil?

Barry Caldwell:	Yes, we got the version 4 approved in Brazil, and we've hired a sales director for Latin America. We've had some very good clinical meetings in Brazil. Actually one of the—one of the orders I alluded to, not getting off the docks at the end of the quarter, was for Brazil, because Brazil and Argentina, the import rules or regulations are changing and they're approving them one by one, so that was delayed. But we feel very good about that market. We didn't see any benefit from that market, second quarter, but we do expect to see during the second half of the year.

Operator:	Thank you. Our next question comes from the line of Jason Mills of Canaccord Genuity. Please go ahead.

Christine:	Hi, this is Christine (ph) for Jason. Thanks for taking the question. I wanted to just get some clarification on the nanoFLEX Toric launch in Europe. Has it started yet, and if not, when do you expect it to start in the second quarter, and with how many distributors who might be part of the initial commercial release?

Barry Caldwell:	Right. Good question. We anticipate that we will use two or three distributors in Europe. We've used two on the nanoFLEX to date, so we will be expanding that a little bit with the Toric. And I would say, you know, I—during—I don't know if we'll make it during the month of May, it may start during the month of June.

Christine:	Okay. Thanks. That's very helpful. And then in terms of, you had such great, you know, reception of the ICL in Asia-Pacific, and I know that part of that is because of the prevalence of high myopia there. But is there any learning that you can take from what your distributors are doing and what your own sales people are doing in Japan, and apply that to Europe?

Barry Caldwell:	Well we—yes, well we do, Christine, that's a good point. And we use Korea as our model. I mean we've got a distributor in Korea, though we've had the product a few more years than some of these other markets. They've gotten to a 13, 14% market share of all refractive procedures with the ICL. They grew 37% first quarter, I mean their growth has been very good. They have been doing some direct to consumer, which we have tried to take some of the learnings from there and experiment in other key markets with that, and we will continue to do that.

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Christine:	But anything specifically for Europe that you—can you tell us about some of the things that you are doing, or applying in Europe?

Barry Caldwell:	Well, a couple of things we are doing in Europe is we are working with the larger distributors on some direct to consumer, both from—and it's part of the reason that we're increasing our department, in terms of social media, we're adding two more head counts to that, to help these distributors. And that's both through their own websites, physicians' websites, and also various social networking websites. Some of it is, some of the more traditional direct to consumer, you know, like signages on buses or subways, or newspaper ads, and that, you know, Korea started off doing some of those things, and, you know, progressed all the way to doing last year a movie theater ad, and videos, in that regard. So we are, you know, we continue to experiment with several different ways in direct to consumer. The lowest cost is through the social networking, and that's the reason we're making such an investment this year in that area.

Christine:	All right. Thanks so much.

Barry Caldwell:	Thank you.

Operator:	Thank you. Ladies and gentlemen, as a reminder, if you have a question, please press the star, followed by the one, on your touch-tone phone. If you would like to withdraw your question, press the star, followed by the two. And if you are using speaker equipment today, you will need to lift your handset before making your selection. One moment please.

And I am showing no further questions at this time. Please continue.

Barry Caldwell:	Thank you, operator, and thank all of you for your participation on our call today. I hope we have answered all your questions, but if not, please feel free to give us a call or an e-mail, and we look forward to providing you an update on our progress during our second quarter call in August. Have a good evening. Thank you.

Operator:	Ladies and gentlemen, this does conclude our conference for today. Thank you for your participation. You may now disconnect.

END

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